KINGDOM
  VENTURES


CHRISTIAN TIMES TO CHANGE HANDS - KINGDOM VENTURES ADDS NATION'S LARGEST REGIONAL NEWSPAPER CHAIN TO ITS MEDIA PORTFOLIO

MINDEN,  Nev.-  June  9,  2003--KINGDOM  VENTURES,  INC.  (OTCBB:KDMV - News), a
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rapidly growing church development company, announced today it has signed an agreement in principle to acquire nationwide rights to publish Christian Times - the largest regional Christian newspaper chain. Christian Times currently has a monthly circulation of over 280,000 copies through more than 6,000 churches and Christian retail outlets. It is an eight-time award winner with the Evangelical Press Association and a two-time Angel Award winner. Christian Times is also widely recognized as one of the leading Christian newspapers nationwide.

According to the agreement, Kingdom Ventures will provide financing to certain individuals that will acquire all of the stock of Keener Communications Group, Inc. (KCG) and cause KCG to grant Kingdom Ventures an exclusive trade name and trademark license for all markets where Christian Times is not yet published. In addition, KCG will grant to Kingdom Ventures has an option to acquire all existing Christian Times publications within 36 months and Kingdom Ventures will take over the existing Christian Times edition in Central Valley, California. Financial aspects of the transactions were not disclosed.

Media properties, such as iExalt.com (Internet), Christian Times (Print), and Life Perspectives (Radio) play a significant role in Kingdom's overall strategy. Instead of viewing the use of the media as a cost that is needed to market the company's products and services, Kingdom Ventures views the media as a revenue generating profit center.

"The acquisition strengthens our position in the Christian media market. It further solidifies our position as the fastest growing publicly traded Christian media company in the country. Our 280% annual revenue growth rate is well above Salem Communications, Integrity Media and Thomas Nelson," says Gene Jackson, President and Chief Executive Officer of Kingdom Ventures, Inc.

Kingdom Ventures believes the country's 150+ million Christians represent the largest untapped affinity group in the U.S. The company has recently launched its Christian Merchants initiative aimed to provide a direct marketing channel to tens of millions of active church members controlling hundreds of billions of dollars in annual spending. Kingdom Ventures has unilaterally approved a number of merchants, including CostCo (NASDAQ: COST - News); Wal-Mart (NYSE: WMT -
News); Barnes & Noble (NYSE:BKS - News) and Borders (NYSE:BGP - News) as
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Christian merchants, a prerequisite for joining the program.

Kingdom Ventures helps faith-based organizations streamline their operations, raise additional money through various fund-raising activities or simply provide technological solutions that transform small and medium-sized churches into state-of-the-art presentation centers. The company helps churches focus on their core mission -- reaching people for God -- by focusing on its core business: helping churches and their people grow.

There are approximately 400,000 Protestant churches in the U.S. alone. 94% of them have fewer than 1,000 active members, and therefore limited financial resources to effectively manage the business side of their operations. Christian organizations' total budgets are measured in billions of dollars. 89% of American households give to charities an average of $1,600+ a year, and religious organizations receive 60% of it. In addition, religious and inspirational products are selling at a pace of $5.6 billion annually (source:
Christian Retailing Magazine).

Within less than three years, KINGDOM VENTURES has built a distribution network for Christian products, with its products offered in 2,100+ retail stores; 1,200 Christian bookstores and 900 gift stores. It has also established strong business relationships with hundreds of Christian organizations and performed over 750 fundraising events -- helping churches and other Christian organizations grow.

For more information on Kingdom Ventures, visit HTTP://WWW.KDMVCORP.COM.
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To sign up for shareholder alerts, visit
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To learn more about Christian Times, visit WWW.CHRISTIANTIMES.COM
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All statements other than statements of historical fact included in this press release are "forward-looking statements." The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.


Contact:
     FOCUS PARTNERS, LLC (FOR KINGDOM VENTURES)

     DAVID  ZAZOFF,  212/752-9445
     KDMV@FOCUSPARTNERS.COM
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     IR@KDMVCORP.COM
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